Exhibit 99.1

ADTRAN Appoints Gregory McCray, CEO of Access, to Board of Directors

HUNTSVILLE, Ala.--(May 11, 2017)—ADTRAN®, Inc., (NASDAQ:ADTN), a leading provider of next-generation open networking solutions, today announced that the Board of Directors has appointed Gregory McCray, CEO of Alphabet’s Access Company, the Alphabet subsidiary that oversees Google Fiber, as a director. Mr. McCray’s extensive background in driving the connected future will be a tremendous asset to ADTRAN’s Board as the company continues to focus on expanding Gigabit broadband speeds to support the broader demands of smart cities, the Internet of Things and software-defined networking.

“Over the past decade, the telecommunications market has undergone several fundamental shifts in terms of how networks are designed, services are developed and what types of organizations deliver those services. Greg brings tremendous management and international experience that will greatly benefit our team as we look to leverage these shifts to create shareholder and organizational value,” said Thomas Stanton, chairman and CEO of ADTRAN. “The pace of change in our industry has accelerated, requiring more nimble and flexible approaches as we continue to drive innovation, expand our reach and transform the way people live, work and play. I believe that this is a perfect time for someone of Greg’s vision and experience to join our board.”

Mr. McCray is an experienced executive with 30 years of business, marketing, sales, engineering, operations, M&A, management and international experience in the communications technology industry. As CEO of Access, he is leading the company’s efforts to deliver 1Gbps internet, TV and phone service in several markets across the United States. Prior to this, Greg served in various other roles including chief executive officer of Aero Communications Inc., which provides installation, services and support to the Communications Industry; chairman and CEO of PipingHot Networks, which brought broadband fixed wireless access equipment  to market; senior VP of customer operations at Lucent Technologies where he managed the Customer Technical Operations Group for Europe, Middle East and Africa (EMEA); and a member of the Board of Directors at CenturyLink, Inc. (NYSE:CTL), the third largest network operator in America, where he was chairman of the Cyber Security & Risk Committee, member of the Compensation Committee and the Nominating & Corporate Governance Committee.

McCray holds a B.S. in Computer Engineering from Iowa State University, an M.S. in Industrial & Systems Engineering from Purdue University and Executive Business Programs at the University of Illinois, Harvard and INSEAD.

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

Contact:Ashley Schulte

Witz Communications for ADTRAN

919-435-9112

ashley@witzcommunications.com